Exhibit (a)(1)(v)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Applix, Inc.
at
$17.87 Net Per Share
by
Dimension Acquisition Corp.
a wholly-owned subsidiary of
Cognos Corporation
a wholly-owned subsidiary of
Cognos Incorporated

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Dimension Acquisition Corp. (the “Offeror”), a Massachusetts corporation and indirect, wholly-owned subsidiary of Cognos Incorporated (“Parent”), a corporation organized and existing under the laws of Canada and Cognos Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, to purchase for cash all outstanding shares of common stock, par value $0.0025 per share (the “Shares”), of Applix, Inc., a Massachusetts corporation (the “Company”). The Offer is being made in connection with the Agreement and Plan of Merger, dated September 4, 2007, by and among the Offeror, Parent and the Company (the “Merger Agreement”). We are the holder of record of the Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.                The tender price is $17.87 per Share, net to you in cash without interest;

2.                The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Tuesday, October 16, 2007, unless extended (as extended, the “Expiration Date”);

3.                The Offer is conditioned upon, among other things: (i) prior to the then scheduled expiration date of the Offer, there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares that, together with all other Shares then owned by Parent and Offeror (if any), represents at least a majority of (x) all then outstanding Shares, plus (y) all Shares issued or issuable upon the exercise of all then outstanding Company options with an exercise price that is equal to or less than $17.87, plus (z) all Shares issued or issuable upon the exercise, conversion or exchange of any other securities or other rights (other than the Company options) that are exercisable, convertible or exchangeable for Shares; (ii) there be no governmental authority issuing an order or taking other action (including by instituting proceedings before a court of competent jurisdiction) making illegal or otherwise prohibiting the consummation of the Offer or the Merger or placing material limitations on the transaction; (iii) the Company performing in all material respect any obligation or complying in any material respect with any covenant or other agreement of the Company to be performed or complied with under the Merger Agreement; (iv) the Merger Agreement not being terminated and (v) all waiting periods under applicable antitrust laws having expired or been terminated. The Offer is not conditioned upon Parent or the Offeror obtaining financing; and

4.                Any stock transfer taxes applicable to the sale of the Shares to the Offeror pursuant to the Offer will be paid by the Offeror, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instruction Form with Respect to
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Applix, Inc.
by Dimension Acquisition Corp.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer by Dimension Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.0025 per share ( the “Shares”), of Applix, Inc.

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered			SIGN HERE

Shares*

Signature(s)

Name(s)

Dated	, 200	.	Address(es)

(Zip Code)

*                    Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.